UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
SOLERA NATIONAL BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:
☐ Fee paid previously by written preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

FOR IMMEDIATE RELEASE

Leading Independent Proxy Advisory Firm Glass Lewis Recommends Solera Shareholders Reject Michael Quagliano’s “Profoundly Inexperienced and Unqualified” Director Nominees By Voting the WHITE Proxy Card

Citing “overwhelming concerns about the credibility of his position,” the report concludes that Quagliano’s solicitation is “fundamentally flawed”

LAKEWOOD, Colo., May 9, 2014 - Solera National Bancorp, Inc. (SLRK) (“Solera,” the “Company,” “we,” or “us”), the holding company for Solera National Bank, today announced that Glass Lewis & Co. (“Glass Lewis”), a leading independent proxy advisory firm, has recommended that Solera shareholders vote FOR the director candidates nominated by Solera’s board of directors on the WHITE proxy card at the Company’s 2014 Annual Meeting of Shareholders to be held on May 22, 2014.

Director Nominees
Regarding the Quagliano nominees, the Glass Lewis report stated (emphasis added):

“The [Solera] board fairly laments what is a profoundly inexperienced and unqualified slate of individuals, the bulk of which have no credible foundation upon which to oversee the complex operational structure and regulatory obligations attendant to a publicly traded bank.”

“[T]he fact that Mr. Quagliano has proposed himself and two young family members out of six total nominees suggests there is a brazen intent to craft a board wholly beholden to his own perspectives, rather than the interests of Solera’s other shareholders.”

“We believe there is no justifiable basis upon which to suggest retaining a 28-year old Florida horse farm employee and a 21-year old college student in any way serves the interest of any shareholders other than Mr. Quagliano.”

Business Plan
Regarding Mr. Quagliano’s plans for the Company, the report said (emphasis added):

“[T]he strategy promulgated by Mr. Quagliano appears no less flawed, as he proposes little more than cutting pay, firing employees and renegotiating existing lease agreements. The problems with this framework are glaring and manifold…. [W]e note the Company has already undertaken a series of terminations under Mr. Carmichael, including eliminating the entire tier of executive vice president employees…. Rather than acknowledge this effort, Mr. Quagliano has found a rather strange bedfellow in Robert Fenton, himself a former executive vice president of Solera, who was recently compelled to jointly file a Schedule 13D with Mr. Quagliano in connection with the current contest. We hardly consider this association emblematic of any intention to meaningfully follow through on executive-level terminations with an even hand.”

“Perhaps most damning here, there is a coarse lack of causality between the absolute performance figures cited by Mr. Quagliano and the nature of his plans for Solera going forward…. [T]his concern is exacerbated with reference to Mr. Quagliano’s brash preference for nominating observably ill-equipped family members to key oversight roles. Further still, absent a clearly disclosed plan, we believe Mr. Quagliano’s lease renegotiation strategy is a complete non-starter.”

Conclusion
The report concluded that “[g]iven the sum of the foregoing factors, we strongly believe shareholders should reject Mr. Quagliano’s solicitation in full” (emphasis added).

*    *    *    *    *

No matter how many shares you own, your vote is very important to us. To follow the Glass Lewis recommendation, Solera’s shareholders should vote on the WHITE proxy card today FOR all the Company’s director nominees.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Solera’s proxy materials, please call
Alliance Advisors LLC at the phone numbers listed below.

ALLIANCE ADVISORS LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003

Banks and Brokers Call Collect: (973) 873-7721
Shareholders Call TOLL-FREE: (855) 737-3177

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank, which opened for business in September 2007. Solera National Bank is a community bank serving emerging businesses in Lakewood, Colorado with five additional loan production offices throughout the state. At the core of Solera National Bank is welcoming, inclusive and respectful customer service, a focus on supporting a growing and diverse Colorado economy, and a passion to serve the Hispanic community through service, education and volunteerism. For more information, please visit http://www.SoleraBank.com.

Contact:    Solera National Bancorp, Inc.
John P. Carmichael, President & CEO
(303) 937-6422

* Permission was neither sought nor obtained from Glass Lewis to use excerpts from their report.